Exhibit 10.33

April 16, 2008

Robert McCarthy

2790 Marsh Wren Circle

Longwood, FL, 32779

Sent via email: mccarthy.rf@gmail.com

Dear Bob:

Consonus Technologies, Inc. (the “Company”) is pleased to extend the following offer of employment to you.  We are extremely excited by the prospect of you joining our team.  We believe the combination of your experience and demonstrated track record will allow you to have a significant impact on the future success of our Company.

Job Title:	Executive Vice President, Sales & Marketing
Location:	Cary, North Carolina
Reporting To:	Mike Shook, CEO
Total Base Salary:	$200,000.00USD/per annum
Contingent Start Date:	May 19, 2008

General Responsibilities:  You will have as your general responsibility, the tasks of (1) improving the performance of the Company’s sales force through increased productivity and reduced per unit and total costs of sales and (2) enhancing and accelerating the Company’s efforts toward building its recurring revenue lines of business such as managed services, hosting and bandwith, maintenance manager, etc. You will be expected to work closely with the Board of Directors (the “Board”) including periodic reports to the Board and sub committees of the Board.

Annual Bonus Opportunities:  In addition to your base salary, you will have the opportunity to earn an annual bonus through your achievements and contributions to the success of the company, and through the overall financial success of the Company.

•                  Your annual Target Incentive Award will be a bonus potential of up to $157,000.00 (2008 based on 3 Quantitative Targets and 2 Qualitative Targets, paid pro-rata from hire date). Each of the quantitative and qualitative goals will be weighted equally. The objectives for the remainder of 2008 are as follows:

Quantitative

1.               Achieve July 1 to December 31, 2008 CTI P&L gross margin goal per CTI Plan (goal 18.996M)

2.               Meet July 1 to December 31, 2008 cost of sales goal as a percentage of billing margin (goal 20.2% with dedicated MS sales reps) including submitting a plan in the first 75 days to accomplish such, with an initial draft of such plan ready for review within 60 days

3.               Meet July 1 to December 31, 2008 Managed Services P&L revenue goal of 2.7M

Qualitative

1.               Provide an in-depth assessment of current sales force performance, including individual evaluation of managers and sales team members. Assess alignment of corporate vision and individual sales team contributions. With this data develop sales force structure, total costs of sales, coverage model, go to market strategy, and execution plan. Timeline – First 75 days, with an initial draft ready for review within 60 days.

2.               Execution of sales plan as approved by the Board. Timeline – Balance of calendar 2008

•                  Your annual Exceeding Targets Incentive Award will be a bonus potential of up to $73,000 based on exceeding the annual quantitative targets by at least 110%.

Stock Award Upon Hiring:  The Company will award you 44,620 restricted shares of the Company, which represents approximately 1.25% of the fully diluted shares of the Company. The restrictions on such stock are both performance based and retention based. The stock will vest equally over 3 years.

100% of stock will vest if change in control (which change of control includes diminution of KLI role on the Board) takes place and it materially diminishes or eliminates your existing role.

If you are terminated by the Company without Cause, 100% stock will vest.

You may also earn, at the discretion of the Board, additional stock option grants in the future in recognition of your proven performance and potential for additional responsibilities.

Employee Benefits:  As a full time exempt employee of the Company you will be eligible to participate in an excellent group of employee benefits programs, including: 401K, health, dental and wellness plans.

Vacation: The Company will provide you the following weeks of vacation:

•                  2008 – 2 weeks (1 week July)

•                  2009 – Beyond - 4 weeks

Severance without Cause or change in control which effects existing role: If your employment is terminated during the first 24 months of employment for any reason other than Cause, the Company will provide you with a one time severance payment equivalent to six (6) months of your base salary.

Moving Allowance:  The Company will provide you with a moving allowance not to exceed $70,000.00 gross. If you leave the Company within the first 18 months for any reason other than termination by the Company without Cause, the moving allowance will be charged back to you. Temporary living arrangements should not exceed 4 months.

Temporary Living: Temporary living arrangements are not included in the moving allowance and will not exceed (4) months.

Car Allowance: $600.00 per month

This offer is contingent on executing the attached Employment Agreement and Restricted Stock Agreement. It is also contingent upon a successful pre-employment background check and drug screen.   The term “Cause”, as used herein, shall have the meaning set forth in Section 6.1 of the Employment Agreement.

Bob, we are all very excited about the prospect of you joining our team at Consonus Technologies and believe you will play an important role in our success.  To indicate your acceptance of Consonus Technologies’ offer and all of its terms, please sign and date this letter, and fax it to me at 919-379-8390 at your earliest convenience.  Should you have any questions please feel free to contact me at 919 379 8400.

Sincerely,

Mike Shook

CEO

Consonus Technologies

Accepted:		Date:
Robert McCarthy

10.33

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT is made and entered into as of May 12, 2008 by and between CONSONUS TECHNOLOGIES, INC., a Delaware corporation (the “Company”), and ROBERT McCARTHY, an individual resident of the State of Florida (the “Employee”).

WITNESSETH:

WHEREAS, the Company desires to employ the Employee as Executive Vice President, Sales and Marketing, and to enter into this Agreement with the Employee embodying the terms of such employment; and

WHEREAS, the Employee desires to accept such employment with the Company and to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.                                      Definitions.

“Agreement” shall mean this Employment Agreement and any appendices, exhibits or schedules affixed hereto.

“Agreement Date” shall mean the date first above written.

“Cause” shall have the meaning set forth in Subsection 6.1 of this Agreement.

“Company” shall have the meaning set forth in the first paragraph of this Agreement, and will include all subsidiaries and affiliates of the Company.

“Company Property” shall have the meaning set forth in Subsection 6.5 of this Agreement.

“Confidential Information” shall have the meaning set forth in Subsection 7.2 of this Agreement.

 “Covered Customer” shall have the meaning set forth in Subsection 7.1 of this Agreement.

“Covered Services” shall have the meaning set forth in Subsection 7.1 of this Agreement.

“Covered Territory” shall have the meaning set forth in Subsection 7.1 of this Agreement.

“Employee” shall have the meaning set forth in the first paragraph of this Agreement.

“Invention or Discovery” shall mean any new process, machine, apparatus, manufacture, or composition of matter, or any new use therefore or improvement thereon, any new design or configuration of any kind or work of authorship of any kind, including, without limitation, compilations and derivative works, whether or not patentable or copyrightable.

Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter.

2.                                       Employment. Subject to and upon the terms and conditions herein provided, the Company hereby agrees to employ the Employee and the Employee hereby agrees to be employed by the Company for the term of this Agreement, which term shall begin as of the Agreement Date and shall terminate as provided in Section 6.

3.                                       Position and Responsibilities. During the term hereof the Employee shall be employed as Executive Vice President, Sales and Marketing, of the Company. In such capacity, the Employee shall, in the sole discretion of the Company, report to the Chief Executive Officer.  In accordance with such position, Employee is hereby granted responsibilities, duties and authority that are appropriate to Employee’s position and otherwise assigned to Employee by the Chief Executive Officer or Board of Directors of the Company. While so employed, the Employee agrees to devote his best efforts, skills and abilities to further the interests of the Company. Employee further agrees to obtain prior written consent from Company before engaging in any outside business activities, such as consulting, during the Term of Employment, that involves a vendor, customer, or competitor of Company.

4.                                       Compensation. For services rendered hereunder, the Company shall compensate Employee as set forth in that certain offer letter to Employee from Company dated                   , 2008, a copy of which is attached hereto as Exhibit A.  Such compensation shall be payable in accordance with the Company’s normal payroll practices.

5.                                     Employee Benefits; Reimbursement of Expenses.

5.1                                 Company Plans. The Employee shall be entitled to participate in all the Company’s health, accident, retirement, disability and other benefit plans, programs or practices from time to time in effect for similarly situated employees of the Company.

5.2                                 Expenses. The Company shall promptly reimburse the Employee for all reasonable and documented expenses incurred in connection with the performance of his duties hereunder; provided, however, that the Company may from time to time, require that expenses in excess of a given amount shall be approved by an authorized officer of Company, prior to the Employee incurring any such expenditure.

6.                                       Termination. This Agreement shall terminate upon the occurrence of any one of the following events:

6.1                                 With Cause. The Company may terminate this Agreement, at any time for Cause. The term “Cause” as used herein, shall mean (a) the Employee, in carrying out his duties hereunder, has been guilty of gross negligence or willful and wanton misconduct which in either case results in material harm to the financial condition, business, assets, or prospects of the Company; (b) the conviction of , or entering of plea of no contest by, the Employee for (1) fraud, misappropriation, or embezzlement relating to the Company, (ii) any felony, or (iii) any other offense that results in an active sentence of at least thirty (30) days imprisonment; (c) any material breach of this Agreement by the Employee which breach shall not have been cured within thirty (30) days after receipt by the Employee of written notice from the Company specifying in reasonable detail the nature of the breach; (d) the loss, suspension or material impairment of any license, certification, registration or other professional credential (“License”) held by Employee, if Company deems such License necessary for Employee to remain qualified to perform his responsibilities hereunder; or (e) willful failure to substantially perform his duties hereunder, which failure cannot be cured or shall not have been cured within thirty (30) days after receipt by the Employee of written notice from the Company specifying in reasonable detail the failure to perform such duties.

6.2                                 Without Cause. Employee’s employment hereunder shall be an employment at will. Accordingly, either the Company or Employee may terminate this Agreement and Employee’s employment hereunder, at any time, for any or no reason, with or without Cause.

6.3                                 Death; Disability. This Agreement shall terminate immediately upon the death of Employee or if Employee is unable to perform the essential functions of his job, with or without a reasonable accommodation, for a period of greater than ninety (90) days (“Disability”).

6.4                                 Certain Payments Upon Termination.

(a)                                  Generally.  Upon termination of this Agreement and Employee’s employment hereunder, for whatever reason, the Company shall pay the Employee or his beneficiary such salary as he may be entitled to receive for services rendered prior to the date of such termination.

(b)                                 With Cause; Upon Death, Disability or Resignation.  If Employee is terminated by the Company for Cause, or if Employee’s employment ends due to Employee’s death or Disability, or if Employee resigns, the Company shall not be liable for any other payments to the Employee.

(c)                                  Without Cause.  If Employee is terminated by the Company without Cause prior to the two-year anniversary of the Agreement Date, the Company shall pay to Employee an amount equal to six months of Employee’s base compensation; provided, however, that during the period beginning on the one-year anniversary of this

Agreement and ending on the two-year anniversary of this Agreement, for purposes of this Section 6.4(c) only, the term “Cause” shall include the failure of Employee to achieve at least an average of 75% of the quantitative and qualitative goals assigned to him.  Termination for failure to achieve the above-referenced quantitative and qualitative goals assigned to Employee shall be termination without Cause for purposes of determining the vesting of restricted stock under the Restricted Stock Agreement between Employee and the Company of even date herewith.   If Employee is terminated by the Company without Cause after the two-year anniversary date, the Company shall give Employee at least thirty (30) days’ prior written notice of such termination or, at the Company’s election, the Company will pay to Employee an amount equal to Employee’s regular base salary in lieu of all or a part of such notice.  In addition to the foregoing, if Employee is terminated without Cause, he shall be entitled to his incentive compensation based on the goals provided to him for such year, as and to the extent earned by him, measured and paid on a pro rata basis for the applicable portion of the year that Employee was employed.

6.5                                 Return of Company Property. Upon termination of Employee’s employment with Company for any reason, Employee shall leave with or return to Company all personal property belonging to Company (“Company Property”) that is in Employee’s possession or control as of the date of such termination of employment, including, without limitation, all records, papers, drawings, notebooks, specifications, marketing materials, software, reports, proposals, equipment, or any other device, document or possession, however obtained, whether or not such Company Property contains Confidential Information.

7.                                       Restrictive Covenants.

7.1                                 Noncompetition.  Upon the termination of Employee’s employment by the Company with Cause, or through Employee’s resignation, Employee hereby covenants and agrees that for a period of one (1) year after such termination, Employee shall not, on his own behalf or for others, directly or indirectly, provide the Covered Services (as herein defined) in competition with Company (whether as a proprietor, partner with another, shareholder, agent or consultant of, employee of or lender to, another) to any Covered Customer (as herein defined) in the Covered Territory (as herein defined).  For purposes of this Agreement, the “Covered Services” shall mean providing services, directly or in directly, as an employee, consultant, owner, manager, agent, director or other similar capacity, in the area of managed data center services; “Covered Customer” shall mean any client or customer of Company or any prospective client or customer of Company with whom Employee has had any business contacts on behalf of Company within the last twelve (12) months of Employee’s employment with Company; and the “Covered Territory” shall mean: within a fifty (50) mile radius of any of the Company’s office locations from which the Company sells goods or services during the term of this Agreement.  Employee further agrees that for a period of one (1) year following his termination of employment with Company, he will provide written notice to Company of the name and address of any other employer with whom Employee accepts employment at least 24 hours prior to commencement of such employment.

7.2                                 Nondisclosure. The Employee agrees that he will not at any time disclose to any person, partnership or other entity who or which is, or reasonably may be expected to be, in competition with the Company in the computer software integration business, any confidential information or trade secrets of the Company (“Confidential Information”) or use such Confidential Information for his own benefit, unless such disclosure or use is with the prior express written consent of the Company. For purposes of this Agreement, “Confidential Information” shall mean any scientific, technical, merchandising, production, management, or financial information, any design, process, procedure, any formula, pattern, improvement, device, idea, concept, information or compilation of information, including but not limited to employee lists, customer or client lists, lists of prospective clients or other contracting parties with the Company, sales plans, marketing surveys and plans, business plans and opportunities, business records, any Invention or Discovery during the Term of Employment (whether discovered, made, conceived or developed by Employee alone or in conjunction with others, whether or not during working hours, whether or not on the Company’s premises and whether or not with the use of Company’s facilities, equipment, materials, personnel or funds) and proprietary information of customers and clients of the Company. The foregoing shall not prevent the Employee from responding to the request of a governmental agency or pursuant to court order or as otherwise required by law and shall not apply to any Confidential Information that (i) has been voluntarily disclosed by Company (or by a third party with the lawful right to make such disclosure) to the Public, (ii) is in Employee’s possession prior to disclosure to Employee by Company, or (iii) has otherwise legally entered the public domain.

7.3                                 Nonsolicitation. Employee agrees that during his employment and for a period of one (1) year thereafter, he will not contact, solicit, interfere with or attempt to entice in any form, fashion or manner (a) any other employee of Company for the purpose of inducing such employee to terminate his employment with Company or to act in any way that would or could be detrimental to the best interests of the Company, or (b) any Covered Customer for the purpose of inducing such Covered Customer to use any services or products in competition with those offered by the Company.

Notwithstanding the termination or expiration of this Agreement for any reason whatsoever, the Employee’s obligations under this Section 7 shall survive and remain in full force and effect in accordance with their terms; provided, however that, with respect to Section 7.1, such provision does not survive unless Employee’s termination is for Cause or due to Employee’s resignation.

8.                                       Injunctive Relief. The Employee acknowledges and agrees that the Company would suffer irreparable injury in the event of breach or threatened breach of any of the provisions of Section 7 above and, accordingly, that the Company shall be entitled to an injunction restraining the Employee from any breach or threatened breach thereof. Nothing herein shall be construed, however, as prohibiting the Company from pursuing other remedies at law or in equity which it may have for any breach or threatened breach hereof by the Employee, including the recovery of damages from the Employee.

9.                                      Freedom to Contract. Subject to the fact that Employee has an agreement not to compete in the voice over internet protocol, or VoIP, sector for not more than one year from the date of this Agreement, the Employee represents, warrants and covenants that he has the right and power to enter into this Agreement and to perform his obligations hereunder, that he neither has made nor will he make any contractual or other commitments that would conflict with the performance of his obligations hereunder and that the Employee will neither do acts or enter into any commitments in derogation of his obligations hereunder.

10.                                Amendment. This Agreement contains the entire agreement of the parties with respect to the matters set forth of the parties herein, and may only be amended by subsequent written agreement of the parties hereto. All prior agreements between the Employee and the Company, whether in writing or not, relating to terms and conditions of the Employee’s employment with the Company are hereby canceled. No waiver by either party of any breach by the other party of any term, condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time.

11.                                Binding Effect. Except as otherwise expressly provided in this Agreement, the Employee’s rights and obligations under this Agreement shall not be transferable by assignment or otherwise, such rights shall not be subject to commutation, encumbrances, or the claims of the Employee’s creditors, and any attempt to do any of the foregoing shall be null and void. The provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Employee and his heirs, beneficiaries and personal representatives, and shall be binding upon and inure to the benefit of, and be enforceable by, the Company, its successors and assigns.

12.                                Governing Law; Severability. Except as otherwise set forth herein, this Agreement is governed by and is to be construed and enforced in accordance with the laws of the State of North Carolina without regard to principles of conflicts of law. If any provision or portion of this Agreement shall be determined to be invalid unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

13.                                Withholding of Taxes. The Company may withhold from any compensation payable under this Agreement all federal, state, city, or other taxes as shall be required pursuant to any law, regulation or ruling.

14.                                Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

15.                                Notices. Any notice given to either party hereto shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly and properly addressed to the party concerned at the address indicated below or to such changed address as party may subsequently give notice of:

If to the Company:

Consonus Technologies, Inc.

301 Gregson Drive

Cary, North Carolina 27511

Attention: Michael G. Shook, President

with a copy to:

Wyrick, Robbins, Yates & Ponton, L.L.P.

4101 Lake Boone Trail, Suite 300

Raleigh, North Carolina 27607

Attention: Eric A. Vernon, Esq.

If to the Employee:

Robert McCarthy

STREET

CITY, STATE  ZIP

16.                                Headings.  The headings contained in this Agreement are for reference purposes only and shall not be deemed to be part of the Agreement or to affect the meaning or interpretation of this Agreement.

[The next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date and year first above written.

COMPANY:

CONSONUS TECHNOLOGIES, INC.

By:
Michael G. Shook
President

EMPLOYEE:

(SEAL)
Robert McCarthy